Exhibit 23.1

Consent of Independent Registered
Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report, dated March 19, 2018, which is included in the Annual Report on Form 10-K and Form 10-K/A of CorMedix Inc. and Subsidiary for the year ended December 31, 2017, and which includes an explanatory paragraph as to the substantial doubt about the Company’s ability to continue as a going concern.  We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Friedman LLP
East Hanover, NJ
October 15, 2018